Filed Pursuant to Rule 433

Free Writing Prospectus

Registration Statement No. 333-222869

Pricing Term Sheet

Pricing Term Sheet

Dated as of July 30, 2018

Norfolk Southern Corporation

$300,000,000 3.650% Senior Notes due 2025

$400,000,000 3.800% Senior Notes due 2028

$200,000,000 4.150% Senior Notes due 2048 (Reopening)

$600,000,000 5.100% Senior Notes due 2118

The following information, which should be read in conjunction with the Preliminary Prospectus Supplement dated July 30, 2018 (the “Preliminary Prospectus Supplement”), supplements, and to the extent is inconsistent with, replaces, the information set forth in the Preliminary Prospectus Supplement.

$300,000,000 3.650% Senior Notes due 2025

$400,000,000 3.800% Senior Notes due 2028

$600,000,000 5.100% Senior Notes due 2118

Issuer:	Norfolk Southern Corporation

Description of Securities:	$300,000,000 3.650% Senior Notes due 2025 (the “2025 Notes”) $400,000,000 3.800% Senior Notes due 2028 (the “2028 Notes”) $600,000,000 5.100% Senior Notes due 2118 (the “2118 Notes”)

Format:	SEC Registered

Denominations:	$2,000 x $1,000

Expected Ratings* (Moody’s / S&P):	Baa1 / BBB+

Trade Date:	July 30, 2018

Settlement Date:	August 2, 2018 (T+3)

Principal Amount:	2025 Notes: $300,000,000 2028 Notes: $400,000,000 2118 Notes: $600,000,000

Maturity Date:	2025 Notes: August 1, 2025 2028 Notes: August 1, 2028 2118 Notes: August 1, 2118

Benchmark Treasury:	2025 Notes: 2.875% due July 31, 2025 2028 Notes: 2.875% due May 15, 2028 2118 Notes: 3.000% due February 25, 2048

Benchmark Treasury	2025 Notes: 99-20 / 2.935% 2028 Notes: 99-04+ / 2.977%

Price / Yield: Spread to Benchmark Treasury:	2118 Notes: 97-28 / 3.110% 2025 Notes: T + 75 basis points 2028 Notes: T + 85 basis points 2118 Notes: T + 200 basis points

Yield to Maturity:	2025 Notes: 3.685% 2028 Notes: 3.827% 2118 Notes: 5.110%

Coupon:	2025 Notes: 3.650% 2028 Notes: 3.800% 2118 Notes: 5.100%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2019

Public Offering Price:	2025 Notes: 99.786% of the principal amount 2028 Notes: 99.778% of the principal amount 2118 Notes: 99.806% of the principal amount

Optional Redemption:

2025 Notes: Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is two months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, and (ii) if the notes are redeemed on or after the date that is two months prior to the Maturity Date, 100%.

2028 Notes: Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is three months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, and (ii) if the notes are redeemed on or after the date that is three months prior to the Maturity Date, 100%.

2118 Notes: Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is six months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 30 basis points, and (ii) if the notes are redeemed on or after the date that is six months prior to the Maturity Date, 100%.

CUSIP# / ISIN#:	2025 Notes: 655844 CA4 / US655844CA49 2028 Notes: 655844 BZ0 / US655844BZ09 2118 Notes: 655844 CB2 / US655844CB22

$200,000,000 4.150% Senior Notes due 2048 (Reopening)

Issuer:	Norfolk Southern Corporation

Reopening:	The 4.150% Senior Notes due 2048 offered hereby and by the Preliminary Prospectus Supplement constitute a further issuance of, and will be consolidated and form a single series of debt securities with, the $500,000,000 aggregate principal amount of the 4.150% Senior Notes due 2048 issued by us on February 28, 2018 (collectively, the “2048 Notes”). The 2048 Notes offered hereby and by the Preliminary Prospectus Supplement will have the same CUSIP number as the $500,000,000 aggregate principal amount of 2048 Notes previously issued on February 28, 2018. Following the issuance of the $200,000,000 aggregate principal amount of 2048 Notes offered hereby and by the Preliminary Prospectus Supplement, the aggregate principal amount of the 2048 Notes outstanding will be $700,000,000.

Format:	SEC Registered

Denominations:	$2,000 x $1,000

Ratings* (Moody’s / S&P):	Baa1 / BBB+

Trade Date:	July 30, 2018

Settlement Date:	August 2, 2018 (T+3)

Principal Amount:	$200,000,000

Maturity Date:	February 28, 2048

Benchmark Treasury:	3.000% due February 25, 2048

Benchmark Treasury Price / Yield:	97-28 / 3.110%

Spread to Benchmark Treasury:	T + 115 basis points

Yield to Maturity:	4.260%

Coupon:	4.150%

Interest Payment Dates:	February 28 and August 28, commencing August 28, 2018

Public Offering Price:	98.157% of the principal amount, plus accrued interest from and including February 28, 2018 in the amount of $3,550,555.56

Optional Redemption:	Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is six months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, and (ii) if the notes are redeemed on or after the date that is six months prior to the Maturity Date, 100%

CUSIP# / ISIN#:	655844 BY3 / US655844BY34

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:

Capital One Securities, Inc.
Fifth Third Securities, Inc.

MUFG Securities Americas Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649 or Wells Fargo Securities, LLC at 1-800-645-3751. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.